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EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Arley Baker
EarthLink
626-351-7313
arleyb@corp.earthlink.net

Jackie Zide
Manning Selvage & Lee
323-866-6008
Jackie.zide@mslpr.com

EARTHLINK TO ACQUIRE EMAIL
APPLIANCE LEADER, CIDCO INCORPORATED

$5 million acquisition adds 120,000 to EarthLink subscriber base and provides major ISP with a viable channel to extend the EarthLink Internet experience to both new and avid Internet users

    ATLANTA, Oct. 17, 2001—EarthLink (NASDAQ: ELNK), one of the world's largest Internet service providers (ISP), has reached an agreement to acquire Cidco Incorporated (NASDAQ: CDCO), a manufacturer, distributor and provider of affordable, portable, and easy-to-use email appliances and related services. Under the terms of the agreement, EarthLink will offer cash of $.36 per outstanding common share for an aggregate purchase price of approximately $5 million. Conditions of the offer require at least 51 percent of Cidco common stock be tendered before the offer expires and completion of the tender offer by February 28, 2002. Any shares not acquired in the tender offer are expected to be acquired in a subsequent short form merger transaction at the same $.36 per share cash price.

    The acquisition will add approximately 120,000 customers to EarthLink's subscriber base and give the ISP the capability to deliver Internet services through home devices other than personal computers. The acquisition also extends the reach of EarthLink's products and services to entirely new segments of Internet users, including consumers who are new to the Internet or are not interested in purchasing PCs, and those seeking alternate ways to access email and personalized Internet content within their homes. It also further extends EarthLink's ability to offer bundled and enhanced Internet products and services to its current and future subscribers.

    "We are very excited about adding Cidco's subscriber base and product offerings to our current suite of products and services," said Lance Weatherby, executive vice president of the ISP's EarthLink Everywhere initiative. "Cidco has proven that there is a truly viable market for devices that offer quick, easy access to email and personalized content within the home, without using a computer. These devices are appealing to a variety of people ranging from new Internet users and value-driven consumers, to avid users who want the convenience of accessing email and personalized content in other areas of their home."

    With devices that have retailed to date for as little as $99.95 and a $9.95 monthly service fee, Cidco has successfully marketed its MailStation™and Mivo™ products through a number of major retailers, including Best Buy, CompUSA, Kmart, Office Depot, Office Max, Radio Shack, Staples and Target. EarthLink believes that the addition of these devices to its stable of Internet products and services will strengthen the ISP's presence with mainstream retailers that want to offer consumers a suite of Internet access offerings at every level—from low-cost appliances, to standard PC-based dial-up access, to premium services such as high-speed, home networking and wireless access.

    "As the Internet extends beyond the PC, EarthLink's mission is to provide consumers with multiple points of access to make their online experience more productive," Weatherby added. "With the addition of non-PC devices to our product and mix, EarthLink's brand and services will reach more consumers in the marketplace, and the EarthLink Internet experience will become more accessible to Internet users at large."

About the Tender Offer

    This news release is for informational purposes only. It does not constitute an offer to purchase shares of Cidco Incorporated or a solicitation/recommendation statement under the rules and regulations of the Securities and Exchange Commission.

    Cidco has granted EarthLink an option to purchase 19.9 percent of Cidco's outstanding stock, exercisable in certain events, at an exercise price of $.36 per share. EarthLink has agreed to provide interim financing of up to $5 million to Cidco, with advances to be secured by substantially all of Cidco's assets. Officers and directors of Cidco and their affiliates have irrevocably committed to tender their shares, representing approximately 6.8 percent of Cidco's outstanding shares, in the transaction.

    EarthLink expects to commence the tender offer as soon as is practicable, probably in the week of October 29, 2001. Once the tender offer is commenced, EarthLink will mail offering materials to Cidco shareholders, and will file all necessary information with the Securities and Exchange Commission.

    Investors are urged to read EarthLink's and Cidco's tender offer statement and other relevant documents regarding the tender offer when they become available because they will contain important information related to EarthLink, Cidco and the transaction. Investors will be able to obtain these documents, when they become available, as well as other documents filed by EarthLink and Cidco, through the Securities and Exchange Commission's web site, www.sec.gov. These documents will also be made available without charge to all Cidco shareholders by contacting the information agent for the offer as will be designated in the tender offer documents that will be distributed to Cidco's shareholders.

About Cidco

    Cidco Incorporated is a worldwide leader in personal Internet communications products and services that enable consumers to communicate simply and easily over the Internet. Cidco introduced its first Internet appliance in 1998, and now provides a family of portable, affordable, easy-to-use devices that make e-mail and other Internet-based information readily available to consumers. The company is headquartered in Morgan Hill, Calif., at the south end of Silicon Valley. For additional information, visit www.CIDCO.com or call 408-779-1162

About EarthLink

    The #1 Provider of the Real Internet™, EarthLink brings the magic of the Internet to approximately 4.9 million subscribers every day. Headquartered in Atlanta, EarthLink provides a full range of innovative access, hosting and e-commerce solutions to thousands of communities through a nationwide network of dial-up points of presence, and broadband and wireless technologies. EarthLink is committed to doing an exceptional job of pleasing its subscribers, shareholders and the community by following the company's Core Values and Beliefs. Information about EarthLink services is available by calling 800-395-8425 and through EarthLink's Web site at www.earthlink.net.

Cautionary Information Regarding Forward-Looking Statements

    Certain of the statements contained in this release are forward-looking statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from Those described. With respect to such forward-looking statements, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risk include, without limitation, (1) that the company may fail to be competitive with existing and new competitors, (2) that the company may not retain or grow its member base, (3) that our commercial and alliance arrangements may not be as beneficial to the company as management anticipates, (4) that demand for and availability and implementation of the company's broadband services may not continue to grow and improve as expected, (5) that pricing structures which the company may charge for its services or which are charged generally in the market may negatively affect revenues and earnings, (6) that churn may not improve to expected levels, (7) that the expected level of advertising, content and commerce revenues may not be achieved, (8) that prices charged to the company by its telecommunications providers may not continue to decline as expected, (9) that the company may not adequately respond to technological developments impacting the Internet, (10) that needed financing may not be available to the company if and as needed, (11) that a significant change in the growth rate of the overall U.S. economy may occur, such that consumer and corporate spending are materially impacted, (12) that a significant reversal in the trend toward increased usage of the Internet may occur, and (13) that some other unforeseen difficulties may occur. This list is intended to identify certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere herein. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the company's business, and should be read in conjunction with the more detailed cautionary statements included elsewhere in the company's most recent filings with the SEC.

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EXHIBIT 99.1
EARTHLINK TO ACQUIRE EMAIL APPLIANCE LEADER, CIDCO INCORPORATED